Exhibit 1.1

Agreement

Membership Interest Purchase Agreement
This Agreement is executed as of the 30th day of September, 2010, by and between Richard S. Glisky (“Glisky”), and Z3 Enterprises, Inc. a publicly traded Nevada corporation, or its assignee (“Z3E” or the “Corporation”).
Recitals
WHEREAS, Glisky is the sole member of Harvest Hartwell CCP, LLC, a Michigan limited liability company (“HHCCP”), and its assets including the “South Carolina Real Estate Property” identified in Exhibit A attached hereto and incorporated herein by reference, and

WHEREAS, the Board of Directors of Z3E, acting in the best interests of the Corporation and its shareholders, desire to acquire One Hundred Percent (100%) of the membership interests in HHCCP;

WHEREAS, the Board of Directors of Z3E deem it to be in the best interests of the Corporation to complete the transactions contemplated under this agreement even if prior to the completion of an auditor’s review of this transaction and the assets of HHCCP including but not limited to the “South Carolina Real Estate Property”

WHEREAS, Glisky desires to sell all of his membership interest in HHCCP (the “Membership Interest”) in consideration of the payment in common stock of Z3 Enterprises, Inc. in the manner identified below;

NOW, THEREFORE, and in consideration of the covenants, warranties, and terms herein, and reliance thereon, it is agreed that:

1.	Purchase. Z3E shall purchase the Membership Interest, and Glisky shall sell the Membership Interest, effective as of the date of this Agreement.

2.
Purchase Price and Payment. The purchase price of the Membership Interest is EIGHT MILLION DOLLARS ($8,000,000.00) payable by issuance of One Million Nine Hundred and Twenty Thousand (1,920,000) Shares of Z3E Rule 144 Common Stock.  The Closing shall take place on or before Thursday, September 30, 2010 at the law offices of Stefani & Stefani or at such other location as shall be mutually agreeable to the Glisky and Z3E.

3.
Option to Reacquire.  The Parties agree that upon completion of the acquisition, HHCCP shall operate as a wholly owned subsidiary of Z3E, including but not limited to Z3E’s management of the assets of the entity. Z3E grants Glisky the option to reacquire all but not less than all of the Membership Interest exercisable anytime within twelve (12) months from the Effective Date at price equal to the greater of the fair market value of HHCCP’s then existing assets or Eight Million and 00/100 ($8,000,000.00) Dollars.

Glisky shall have the right to pay any part of the purchase price with common stock issued under this Agreement at its then current fair market value as agreed upon by Glisky and Z3E at such time.

4.	Glisky’s Representations and Warranties.

4.1           Ownership.  Glisky represents and warrants that the Membership Interest represents one hundred (100%) percent of the membership interest in HHCCP, that the Membership Interest is owned free and clear, and that the claims released hereby have not been assigned or transferred in any way.

4.2           Authority.  This Agreement constitutes the legal, valid, and binding obligation of Glisky, enforceable against Glisky, in accordance with its terms.  Glisky has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and all other agreements, executed by him contemporaneously and to perform his obligations under this Agreement.

5.	Z3E’s Representations and Warranties.

In connection with the sale of the Membership Interest to Z3E, Z3E hereby represents, acknowledges and agrees that:

5.1           Investment Intent.  Z3E is acquiring the Membership Interest for its own account, for investment, and without any present intention to resell the Membership Interest. Z3E acknowledges and agrees that the Membership Interest has not and will not be registered under the Securities Act of 1933 or the Michigan Uniform Securities Act, and Z3E will not resell the Membership Interest unless it is so registered or unless an exemption from registration is available.

5.2           Evaluation of Risk.  The Membership Interest involves a certain degree of risk and Z3E is fully cognizant of and understands all of the risks associated therewith.  Z3E has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interest.  Z3E has had an opportunity to ask questions and receive answers concerning this investment and to obtain any additional information which Glisky possesses or can obtain without unreasonable effort and expense that might be necessary in Z3E’s judgment to verify any information which has been provided to Z3E.

5.3           Authority.  This Agreement constitutes the legal, valid, and binding obligation of Z3E, enforceable against Z3E, in accordance with its terms.  Z3E has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and all other agreements, executed by it contemporaneously and to perform its obligations under this Agreement.

6.
Arbitration. The parties agree and stipulate that all claims, disputes, and other matters in question arising out of or relating to this agreement or breach thereof that cannot be resolved in good faith negotiations will be decided by arbitration in accordance with the Federal Arbitration Act (9 U.S.C.§§10 and 11) and the

7.	Commercial Arbitration Rules of the American Arbitration Association subject to the prevailing law of any court having jurisdiction.

8.
Disclosure of Information.  The Parties shall maintain in strict secrecy and confidence any information of any kind, nature or description concerning any matter affecting or relating to the business of the other party including, without limitation, the names of personnel, or the financial affairs of the other, or any other information of, or concerning the business of either party, its manner of operations, its plans, or other data of any kind, nature or description.  The Parties agree the they shall not, unless first authorized in writing by the other Party, disclose to, or use for either Party’s benefit or for the benefit of any person, firm, corporation or entity, any information obtained by either Party in connection with or on behalf of the other Party, except as required in the performance the items included in this Agreement and in compliance with regulations of the Securities and Exchange Commission or other governing body.

9.
Phoenix Productions Entertainment Group Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Glisky shall only be bound by this Agreement if the transactions contemplated under a certain agreement between Glisky and Phoenix Productions Entertainment Group LLC, of even date hereof, are consummated

10.
Indemnification by the Parties.  Each party shall indemnify the other and their affiliates and respective officers, directors, employees, stockholders, agents and representatives against, and defend and hold them harmless from, any loss, liability, claim, judgment, settlement, award, penalty, damage, cost or expense (including reasonable attorneys’ fees and expenses) as incurred, for or on account of or arising from or in connection with or otherwise with respect to this agreement.

11.
Informed, Voluntary Execution of Agreement. The undersigned signatories to this Agreement acknowledge and affirm that the fully understand their obligations with respect to this Agreement; that they have had adequate time and opportunity to consult with legal counsel of their choice prior to the execution of this Agreement; that they are fully informed in the premises; and that each has executed this Agreement freely and voluntarily, without reservation or exception.

12.
Confirmation of Authorization of Parties' Signatories.  The undersigned signatories to this Contract acknowledge and affirm that they are duly authorized signatories and have full legal capacity to initiate and execute all legal obligations arising from this Agreement. The signatories, whose endorsements appear herein respectively, hereby represent that they each are acting with full corporate authority, and with full knowledge and at the direction of the officers and/or Board of Directors of their respective companies.

13.
Execution of Contract in Counterparts; Facsimile Copies Acceptable. This Agreement shall be bound and sealed, each and every page shall be initialed, and the signatures of the Parties' duly authorized representatives shall be affixed as indicated below. The Parties stipulate and agree that this Agreement may be signed in counterparts, duly initialed and executed by each Party as set forth above. When each counterpart, duly initialed and executed, and delivery thereof has been made to each Party respectively, this

14.
Agreement shall then be considered to be an original, binding agreement between The Parties, whether received in hand, delivered by mail or courier, or transmitted via electronic facsimile transmission. The Parties further stipulate and agree that duly executed electronic facsimile transmission copies shall be acceptable and shall be considered to be as valid, legal and binding upon The Parties as the originals thereof.

15.
Modification.  This is the final expression of the agreement of the parties. All representations and negotiations are merged into this Agreement. This Agreement may only be amended by a writing signed by all parties hereto.

16.	Governing Law. This Agreement shall be governed and interpreted under the law of Nevada. If a provision shall be held to be unenforceable, it shall not affect the other provisions of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

Z3 Enterprises, Inc.,
   a Nevada corporation

By/s/ Judson Bibb                                /s/ Richard Glisky
    Judson Bibb, President                                                                           Richard S. Glisky

EXHIBIT A

All that piece, parcel, or lot of land, situate, lying and being in Savannah Township, in Anderson County, State of South Carolina, being known and designated as a lot of land containing Forty-eight and 13/100 gross acres, being more fully described on plat prepared by Nu-South Surveying, Inc., dated April 25, 2006, recorded in the Register of Deeds Office for Anderson County, in Plat Slide/Book 1611, at Page 7-B. Reference is hereby made to said plat for a more complete description of metes and bounds thereof.